Exhibit 16


13 June 2001

RE:      Innovative Software Technology (I.S.O.F)
         8K Filing 16th April 2001

To Whom It May Concern:

Please accept this letter as my approval of the figures listed in Innovative Software Technology 8K filing of 16 April 2001. The figures contained in this filing are the audited statement of operations for year end December 31, 2000 and the un audited statement of operations and balance sheet for three months ended 31 March 2001.

Should any party require further confirmation on this matter please do not hesitate to contact me.

Yours sincerely,

/s/ Roger Castro
    ------------
    Roger Castro
     C.P.A.